Exhibit 99.1

Investor and Media Contact

John Bluth

Executive Director

Corporate Communications & Investor Relations

CV Therapeutics, Inc.

(650) 384-8850

CV THERAPEUTICS ENGAGES RENOWNED INVESTMENT BANKER

FREDERICK FRANK TO PROVIDE ADVISORY SERVICES

PALO ALTO, Calif., July 30, 2007 – CV Therapeutics, Inc. (NASDAQ: CVTX) announced today that the company has entered into an agreement with Frederick Frank, Vice Chairman of Lehman Brothers, to counsel the company on a range of strategic opportunities.

“Fred Frank is the most accomplished healthcare investment banker of our time and we believe his advice will be extremely helpful as we work to maximize our business and drive shareholder value,” said Louis G. Lange, chairman and chief executive officer of CV Therapeutics.

Mr. Frank has advised a range of notable biotechnology and pharmaceutical companies and has been involved in hundreds of transactions in the health care field over the past 48 years.

“CV Therapeutics is in a unique position with a deep R&D pipeline, global rights to a growing, first-in-class product in Ranexa, and the potential 2008 approval of a second unique compound in regadenoson. I am looking forward to helping the company build value for these assets,” said Frank.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics’ approved product, Ranexa® (ranolazine extended-release tablets), is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies, and CVT-6883, which is being developed as a potential treatment for cardiopulmonary diseases. Regadenoson and CVT-6883 have not been determined by any regulatory authorities to be safe or effective in humans for any use.

CV Therapeutics, Inc.     3172 Porter Drive Palo Alto, CA 94304    Tel 650.384.8500 Fax 650.858.0390     www.cvt.com

Except for the historical information contained herein, the matters set forth in this press release, including statements as to cash reserves and potential profitability and as to research and development and commercialization of products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; dependence on Ranexa; special protocol assessment agreement for Ranexa; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; and other risks detailed from time to time in CV Therapeutics’ SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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CV Therapeutics, Inc.    3172 Porter Drive Palo Alto, CA 94304    Tel 650.384.8500 Fax 650.858.0390    www.cvt.com